EXHIBIT (d)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

between

BOSTON MANAGEMENT AND RESEARCH

and

MORGAN STANLEY INVESTMENT MANAGEMENT COMPANY

for

GREATER INDIA PORTFOLIO

This Agreement is made as of April 13, 2026, by and between BOSTON MANAGEMENT AND RESEARCH, a Massachusetts business trust (the “Adviser”), and MORGAN STANLEY INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of Singapore (the “Sub-Adviser”).

WHEREAS, Greater India Portfolio (the “Portfolio”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company;

WHEREAS, the Portfolio is a master fund in a master feeder structure whereby, among other potential investors, one or more investment companies registered with the Securities and Exchange Commission (“SEC”) may invest its assets in the Portfolio;

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with the Portfolio, relating to the provision of portfolio management services to the Portfolio;

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-investment advisers;

WHEREAS, the Sub-Adviser is the holder of a capital markets services licence for fund management under the Securities and Futures Act (Cap. 289) of Singapore or is exempt from licensing under the Securities and Futures Act (Cap. 289) of Singapore and is the holder of a financial adviser’s licence under the Financial Advisers Act (Cap. 110) of Singapore or is exempt from licensing under the Financial Advisers Act (Cap. 110) of Singapore;

WHEREAS, the Sub-Adviser is also registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Adviser; and

WHEREAS, the Adviser and the Trustees of the Portfolio desires to retain the Sub-Adviser to render portfolio management services to the Portfolio in the manner and on the terms set forth in this Investment Sub-Advisory Agreement (the “Agreement”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

1. Duties of the Sub-Adviser. The Adviser hereby employs the Sub-Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Portfolio and to administer its investment affairs, subject to the supervision of the Adviser and the Trustees of the Portfolio, for the period and on the terms set forth in this Agreement. Subject to approval of the Portfolio’s Board and notice to the Sub-Adviser, the Adviser retains complete authority immediately to assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement.

(a) The Sub-Adviser hereby accepts such employment and undertakes to afford to the Portfolio the advice and assistance of the Sub-Adviser’s organization in the choice of investments and in the purchase and sale of securities for the Portfolio and to furnish, for the use of the Portfolio, office space and all necessary office facilities, equipment and personnel for servicing the investments of the Portfolio and for administering its investment affairs and to pay the salaries and fees of all officers and Trustees of the Portfolio who are members of the Sub-Adviser’s organization and all personnel of the Sub-Adviser performing services relating to research and investment activities. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Portfolio in any way or otherwise be deemed an agent of the Adviser or the Portfolio.

(b) The Sub-Adviser shall provide the Portfolio with such investment management and supervision as the Adviser may, from time to time, consider necessary for the proper supervision of the Portfolio’s investments. The services to be provided by the Sub-Adviser hereunder will apply to the portion of the Portfolio’s assets that Adviser or the Trustees of the Portfolio shall from time to time designate, which may consist of all or a portion of the Portfolio’s assets. As investment sub-adviser to the Portfolio, the Sub-Adviser shall furnish continuously an investment program and shall determine, from time to time, what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Portfolio’s assets shall be held uninvested, subject always to the applicable restrictions of the Portfolio’s Declaration of Trust, By-Laws and registration statement under the Investment Company Act of 1940, as amended (the “1940 Act”). The Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser or the Portfolio, to buy, sell, and otherwise trade in any and all types of securities, commodities, derivatives, and investment instruments on behalf of the Portfolio. Should the Trustees of the Portfolio or the Adviser at any time, however, make any specific determination as to investment policy for the Portfolio and notify the Sub-Adviser thereof in writing, the Sub-Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. Such determination shall be contingent upon the Sub-Adviser’s ability to execute such determination in compliance with relevant laws, rules or regulations. The Sub-Adviser shall take, on behalf of the Portfolio, all actions that it deems necessary or desirable to implement the investment policies of the Trust and of the Portfolio.

(c) The Sub-Adviser shall place all orders for the purchase or sale of portfolio investments for the account of the Portfolio either directly with the issuer or with brokers, dealers, futures commission merchants, or other market participants selected by the Sub-Adviser, and, to that end, the Sub-Adviser is authorized as the agent of the Portfolio to give relevant instructions to the custodian of the Portfolio. In connection with the selection of such brokers, dealers, futures commission merchants, or other market participants and the placing of such orders, the Sub-Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Portfolio and (when a disclosed commission is being charged) at commission rates that are reasonable in relation to the benefits received. Subject to the policies and procedures adopted by the Board of Trustees of the Portfolio, in selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Sub-Adviser and the Sub-Adviser is expressly authorized to cause the Trust to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to the Portfolio and to other accounts over which they exercise investment discretion.

(d) The Sub-Adviser shall furnish such reports, evaluations, information or analyses to the Portfolio and the Adviser as the Portfolio’s Board of Trustees or the Adviser may reasonably request from time to time, or as the Sub-Adviser may deem to be desirable.

(e) The Sub-Adviser shall exercise reasonable care in the performance of its duties under the Agreement and will conduct its activities hereunder in compliance with, the applicable requirements of the 1940 Act and all rules and regulations thereunder, all other applicable laws, rules and regulations, any applicable procedures adopted by the Portfolio’s Board that have been provided to the Sub-Adviser, and the provisions of the Portfolio’s registration statement, each as may be amended. The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services in respect to the Portfolio which may be requested by such authorities in order to ascertain whether the operations of the Portfolio are being conducted in a manner consistent with applicable laws and regulations.

2. Compensation of the Sub-Adviser. For the services, payments and facilities to be furnished hereunder by the Sub-Adviser, to the extent the Adviser receives at least such amount from the Portfolio pursuant to the Advisory Agreement, the Sub-Adviser shall be entitled to receive from the Adviser the compensation specified in Appendix A hereto. The Adviser is solely responsible for the payment of the compensation to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its compensation solely from the Adviser. The Portfolio shall have no liability for Sub-Adviser’s compensation hereunder.

3. Allocation of Charges and Expenses. It is understood that the Portfolio will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement, which expenses payable by the Portfolio shall include, without implied limitation, (i) expenses of maintaining the Portfolio and continuing its existence; (ii) registration of the Portfolio under the 1940 Act; (iii) commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments; (iv) auditing, accounting and legal expenses; (v) taxes and interest; (vi) governmental fees; (vii) expenses of issue, sale and redemption of shares; (viii) fees and expenses of registering, qualifying, and maintaining the Portfolio, and its shares under applicable federal and state securities laws and of preparing and filing registration statements, other offering statements or memoranda, and other reports, forms and documents required to be filed by the Portfolio with the Securities and Exchange Commission (the “SEC”) and any other applicable regulatory body, and for printing and distributing the same to shareholders; (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor; (x) expenses of reports to governmental officers and commissions; (xi) insurance expenses; (xii) association membership dues; (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Portfolio (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values); (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Portfolio; (xv) expenses for servicing shareholder accounts; (xvi) any direct charges to the Trust or shareholders approved by the Trustees of the Portfolio; (xvii) compensation and expenses of Trustees of the Portfolio who are not members of the Adviser’s or the Sub-Adviser’s organizations; (xviii) all payments to be made and expenses to be assumed by the Portfolio in connection with the distribution of Portfolio shares; (xix) any pricing or valuation services employed by the Portfolio to value its investments including primary and comparative valuations services; (xx) any investment advisory, sub-investment advisory, or similar management fee payable by the Portfolio; (xxi) all expenses incurred in connection with the Portfolio’s use of a line of credit; and (xxii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Portfolio to indemnify its Trustees, officers, and shareholders with respect thereto.

4. Other Interests. It is understood that Trustees and officers of the Portfolio and shareholders of the Portfolio are or may be or become interested in the Sub-Adviser as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Sub-Adviser are or may be or become similarly interested in the Portfolio, and that the Sub-Adviser may be or become interested in the Portfolio as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Sub-Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that the Sub-Adviser may organize, sponsor, or acquire, or with which it may merge or consolidate, and which may include the words “Morgan Stanley” or any combination thereof as part of their name, and that the Sub-Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

The services of the Sub-Adviser to the Adviser for the benefit of the Portfolio are not to be deemed to be exclusive and the Sub-Adviser is free to render services to others and engage in other business activities. It is understood that the Sub-Adviser and its affiliates perform investment services, including rendering investment advice, to varied clients. It is understood that the Sub-Adviser or any of its affiliates may give advice or take action for other accounts that may differ from, conflict with, or be adverse to advice given or taken for the Portfolio. It is understood that certain securities or instruments may be held in some accounts but not in others, or the accounts may have different levels of holdings in certain securities or instruments and the accounts may remit different levels of fees to the Sub-Adviser. In addition, it is understood that the Sub-Adviser or any of its affiliates may give advice or take action with respect to the investments of the Portfolio that may not be given or taken with respect to one or more accounts with similar investment programs, objectives, and strategies. The Portfolio acknowledges that the Sub-Adviser, its affiliates, and their respective officers, directors, and/or employees may from time to time have positions in or transact in securities and other investments recommended to clients, including the Portfolio. Such transactions may differ from or be inconsistent with the advice given, or the timing or nature of the Sub-Adviser’s action or actions with respect to the Portfolio. The Sub-Adviser may aggregate the F Portfolio’s orders with orders of its proprietary accounts and/or orders of other clients.

5. Limitation of Liability of the Sub-Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Portfolio or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding, or disposition of any security or other investment.

6. Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually (i) by the Board of Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio and (ii) by the vote of a majority of those Trustees of the Portfolio who are not interested persons of the Sub-Adviser, the Adviser, or the Portfolio cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated as to the Portfolio without the payment of any penalty by (i) the Adviser, subject to the approval of the Trustees of the Portfolio; (ii) the vote of the Trustees of the Portfolio; (iii) the vote of a majority of the outstanding voting securities of the Portfolio at any annual or special meeting; or (iv) the Sub-Adviser, in each case on sixty (60) days’ written notice. This Agreement shall terminate automatically in the event of its assignment or in the event that the Advisory Agreement shall have terminated for any reason. In the event of termination for any reason, all records of the Portfolio shall promptly be returned to the Adviser or the Portfolio, free from any claim or retention of rights in such record by the Sub-Adviser, although the Sub-Adviser may, at its own expense, make and retain a copy of such records.

7. Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved in a manner consistent with the requirements of the 1940 Act.

8. Limitation of Liability. A copy of the Declaration of Trust for each of the Portfolio and the Adviser is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of each the Adviser and the Portfolio by an officer of each respective organization, in his or her capacity as an officer and not individually. The Sub-Adviser expressly acknowledges the provisions in the Declarations of Trust of the Portfolio and of the Adviser limiting the personal liability of Trustees, officers, and the shareholders of the Portfolio and the Adviser, respectively, and the Sub-Adviser hereby agrees that it shall have recourse to the Portfolio or the Adviser, respectively, for payment of claims or obligations as between the Portfolio or the Adviser, respectively, and the Sub-Adviser arising out of this Agreement and shall not seek satisfaction from the Trustees or officers of the Portfolio or the Adviser or the shareholders of the Portfolio or the Adviser.

9. Third Party Beneficiaries. The Portfolio is a third party beneficiary to this Agreement. Aside from the Portfolio, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto (including, but not limited to, shareholders of the Portfolio) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10. Books and Records. The Sub-Adviser hereby agrees that all records that it maintains for the Portfolio are the property of the Portfolio and further agrees to surrender promptly to the Portfolio any of such records upon the Portfolio’s or the Adviser’s request in compliance with the requirements of Rule 31a-3 under the 1940 Act, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. The Sub-Adviser further agrees to maintain the Portfolio’s records required in connection with the performance of its obligations under this Agreement and required to be maintained under the 1940 Act, in accordance with Morgan Stanley’s Global Information Management Policy.

11. Certain Definitions. The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by any rule, regulation or order by the SEC. The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of the shares of the Portfolio present or represented by proxy at the meeting if the shareholders of more than 50 per centum of the outstanding shares of the Portfolio are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Portfolio. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC, any rules or regulations adopted by, or interpretative releases of, the SEC, or any applicable guidance issued by the staff of the SEC, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release, or guidance.

12. Miscellaneous.

(a) If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b) This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

(c) This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement may be executed in written form or using electronic or digital technology, whether it is a computer-generated signature, an electronic copy of the party’s true ink signature, DocuSign, facsimile or otherwise. Delivery of an executed counterpart of the Agreement by facsimile, e-mail transmission via portable document format (.pdf), DocuSign, or other electronic means will be equally as effective and binding as delivery of a manually executed counterpart.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BOSTON MANAGEMENT AND RESEARCH

By:	/s/ Lisa Buhain Winslow
Name:	Lisa Buhain Winslow
Title:	Chief Administrative Officer

MORGAN STANLEY INVESTMENT MANAGEMENT COMPANY

By:	/s/ Amay Hattangadi
Name:	Amay Hattangadi
Title:	Authorized Signatory

Acknowledged and agreed to as of the day

and year first above written:

GREATER INDIA PORTFOLIO

By:	/s/ James F. Kirchner
Name:	James F. Kirchner
Title:	Treasurer